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                 SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
                (Name of Registrant as Specified In Its Charter)

                    ---------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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




SPECIALIZED
HEALTH
PRODUCTS
INTERNATIONAL, INC.


November 18, 1996

Dear Shareholder:

I am pleased to take this opportunity to provide an update to you regarding our progress with respect to the SHP product development and status with our strategic partners.

During 1996 SHP has accomplished the following significant events:

Patent Status - During the year we have put particular emphasis on the development of a strong intellectual property base to protect and support our product development and delivery plan. In 1996 SHP received one new patent for the Safety Cradle(R) sharps container and filed for an additional one which is currently pending, one new SafetyStrip(TM) lancet patent and filed for an additional one which is currently pending and six new ExtreSafe(TM) needle withdrawal patents and filed for an additional one which is currently pending. In summary, SHP now owns five sharps container patents with two pending, two lancet patents with one pending and six needle withdrawal patents with one pending. This gives us a firm, protective basis upon which to commercialize our products.

Product Status - Early in the year we completed the final design of our new Safety Cradle sharps container. We have three additional Safety Cradle concepts that we will develop to introduce into other specific product market areas. The new lancet strip will be completed in December. We will also be developing two single lancet products for specific markets using the same technology. We have completed pre-production parts for a revolutionary self-contained phlebotomy device. We will have pre-production parts for a low-cost retractable catheter in January. We expect to have pre-production parts for two new syringe devices in 1997.

Strategic Partner Status - On August 27th we signed an exclusive, three-year, worldwide distribution agreement with Becton Dickinson for the sales, marketing and distribution of our Safety Cradle sharps container line of products. This agreement covers the new sharps container concepts that we plan to develop in 1997. We are currently negotiating a Development and Licensing Agreement with the Vacutainer Division of Becton Dickinson for the two new single lancet products. We are also in the discussion stages with several distributors for sales of our SafetyStrip lancet. We will be presenting our safety phlebotomy devices to potential strategic partners in December and our safety catheter device in January.

 655 E. Medical Drive  Bountiful, Utah 84010  801-298-3360  Fax:801-298-1759

Sales Status - Becton Dickinson has scheduled a National market launch of the Safety Cradle products at their annual sales meeting in December. We expect to generate our first sales of the SafetyStrip lancet in January. Sales of the phlebotomy devices and catheter are projected for later in 1997. Sales for the safety syringe devices are expected to start in 1998.

Financing Status - We are currently exploring several viable alternatives to raise additional capital to be used for product development. We expect to finalize the most beneficial option for the Company and shareholders by the end of December.

This past year has been primarily dedicated toward building a strong base of patent protected products. We expect to realize significant benefits from this effort in the form of a growing volume of sales starting in January of 1997.

All of us at SHP are looking forward to an exciting year in 1997 as our life saving safety products are introduced and begin to penetrate the market.

I am enclosing a copy of our new safety lancet brochure. Thank you for your support.

Sincerely,

/s/ David Robinson

David Robinson

DR:pc

Enclosure